Exhibit 99.1

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	GAAP
	Three Months Ended June 30,
	2004	2003
Net sales	$86,490	$89,339

Costs and expenses:
Cost of sales	41,276	41,709
Engineering and product development	10,896	10,935
Sales, marketing, and service	24,956	26,049
General and administrative	5,612	5,044
Amortization of other intangible assets	1,505	3,520
Impairment of goodwill	6,360	—

Total costs and expenses	90,605	87,257

Operating income (loss)	(4,115)	2,082

Interest and other income, net	173	1,767

Income (loss) from continuing operations before income taxes	(3,942)	3,849

Income tax expense	560	393

Income (loss) from continuing operations	(4,502)	3,456

Discontinued operations:
Income from operations of discontinued business, net of taxes	256	—
Loss on sale of discontinued business, net of taxes	(6,820)	—

Loss from discontinued operations	(6,564)	—

Net income (loss)	$(11,066)	$3,456

Income (loss) per share from continuing operations:
Basic and Diluted	$(0.07)	$0.05

Loss per share from discontinued operations:
Basic and Diluted	$(0.09)	$—

Net income (loss) per share:
Basic and Diluted	$(0.16)	$0.05

Shares used to compute net income (loss) per share:
Basic	68,676	63,014

Diluted	68,676	66,103

PINNACLE SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2004	June 30, 2003

Assets

Current assets:
Cash and cash equivalents	$61,299	$62,617
Marketable securities	10,955	18,804
Accounts receivable, net	42,168	55,958
Inventories	47,162	36,775
Prepaid expenses and other current assets	8,727	9,197

Total current assets	170,311	183,351

Restricted cash	16,850	16,890
Property and equipment, net	17,223	15,351
Goodwill	73,273	60,632
Other intangible assets, net	16,298	29,341
Other assets	7,789	5,311

	$301,744	$310,876

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$18,283	$17,146
Accrued and other liabilities	56,792	53,025
Deferred revenue	13,909	6,564

Total current liabilities	88,984	76,735

Deferred income taxes	1,972	7,826
Long-term liabilities	106	158

Total liabilities	91,062	84,719

Shareholders’ equity:
Common stock	375,550	337,593
Accumulated deficit	(169,487)	(115,294)
Accumulated other comprehensive income	4,619	3,858

Total shareholders’ equity	210,682	226,157

	$301,744	$310,876